Exhibit 10(c)

                                EMPLOYMENT AGREEMENT

          This Employment Agreement is made and entered into as of April 30, 1997 by and between Furniture Brands International, Inc., a Delaware corporation ("Furniture Brands") and Richard B. Loynd ("Loynd").

          In accordance with the authority granted by the Executive Compensation and Stock Option Committee and the Executive Committee of the Board of Directors of Furniture Brands on December 17, 1996, and for good and valuable consideration the parties covenant and agree as follows:

          1. Employment. Furniture Brands agrees to employ Loynd during the period beginning January 1, 1997 and ending December 31, 1999 (the "Employment Period"), and Loynd agrees to serve Furniture Brands as an employee during the Employment Period, subject to the direction and control of the Board of Directors of Furniture Brands, all upon the following terms and conditions:

          a. during the Employment Period, Loynd will receive a salary of $1 million per year, which amounts will be payable to his wife or otherwise to his beneficiaries or to his estate should he die before the expiration of the Employment Period;

          b. during the Employment Period, Loynd will also be entitled to participate in all benefit programs in which he is participating on the date hereof (except any bonus or other annual incentive plans), or which might otherwise be made available generally to employees of Furniture Brands, and to be reimbursed all expenses in accordance with past practice;

          c. the authorization given by the Furniture Brands Board of Directors on January 26, 1993 to reimburse Loynd $50,000 per year for a second-to-die life insurance policy will be continued for the three-year Employment Period;

          d. Furniture Brands will continue to maintain and pay the expenses of Furniture Brands' office in New Jersey for a five-year period after January 1, 1997, and Loynd will continue to have the use of that office; and

          e. any amounts being carried by Furniture Brands as deferred compensation for Loynd for past years of service will be paid to Loynd as soon as they become immediately deductible by Furniture Brands as compensation expense.

     The failure of Furniture Brands, without Loynd's consent, to comply with the terms and conditions of employment as set forth in this
     Section 1 shall constitute "Good Reason" for Loynd's termination of his employment with Furniture Brands.





          2. Duties. Loynd agrees during the Employment Period to perform such executive duties for Furniture Brands and for Furniture Brands' subsidiaries relating to its business as the Furniture Brands Board of Directors may reasonably direct from time to time.

          3. Term. If Loynd's employment with Furniture Brands is terminated by Furniture Brands prior to December 31, 1999, or if during such period Loynd terminates his employment with Furniture Brands for Good Reason, then Furniture Brands will, for the period ending December 31, 1999 continue all payments and benefits called for in Section 1 hereof.

          4. Miscellaneous. This Employment Agreement shall be binding upon and shall inure to the benefit of Loynd's heirs, executors, administrators and legal representatives, and shall be binding upon and inure to the benefit of Furniture Brands and its successors and assigns. This Agreement shall supersede and stand in place of any and all other employment agreements between Loynd and Furniture Brands or
     any of its subsidiaries.    This Employment Agreement shall take
     effect as of the day and year first above set forth, and its validity, interpretation, construction and performance shall be governed by the laws of the State of Missouri.

          5. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to its subject matter, and no waiver, modification or change of any of its provisions shall be valid unless in writing and signed by the party against whom such claimed waiver, modification or change is sought to be enforced.

          IN WITNESS WHEREOF, the parties hereto have each executed this Agreement the date set forth below.



                              FURNITURE BRANDS INTERNATIONAL, INC.



                              By:  Wilbert G. Holliman
                                 ---------------------------------------
                                   President and Chief Executive Officer



                              RICHARD B. LOYND



                              By:  Richard B. Loynd
                                 ----------------------------------------